Exhibit 99.1

FOR RELEASE:	June 10, 2010

Contacts:	Douglas J. Glenn
Executive Vice President, General Counsel
and Chief Operating Officer
(757) 217-1000

HAMPTON ROADS BANKSHARES ANNOUNCES ANNUAL MEETING

OF SHAREHOLDERS

Norfolk, Virginia, June 10, 2010: Hampton Roads Bankshares, Inc. (the “Company,” NASDAQ: HMPR), the holding company for Bank of Hampton Roads and Shore Bank, today announced that the Board of Directors of the Company has set August 4, 2010 as the date for the annual meeting of shareholders.

The meeting will take place at 9:30 a.m. EST on August 4, 2010 at 999 Waterside Drive, Suite 400, Norfolk, VA. Shareholders who owned Company common shares at the close of business on July 2, 2010 can vote at and attend the annual meeting.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”). The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates twenty-eight banking offices in the Hampton Roads region of southeastern Virginia and twenty-four offices in Virginia and North Carolina doing business as Gateway Bank & Trust Co. Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, title insurance, and investment products. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol HMPR. Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

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